Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports First Quarter 2018 Financial Results

Q1 Revenue $20.7 million including $2.6 million of DataV revenue; Q1 EPS $(0.19); F100 company converts from DataV pilot to full production

Bellevue, WA – May 15, 2018 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the first quarter of 2018.

“Our first quarter results reflect several positive developments with DataV, our industrial Internet of Things (IoT) software solution,”
said Bsquare acting CEO Kevin Walsh. “We received customer acceptance with Itron, Inc., one of our marquee DataV customers, and we executed an agreement valued at just under $1.0 million to deliver DataV engineering services to a Fortune 100 company. Today, we announced that a Q4 2017 pilot has been converted to a three-year DataV SaaS agreement with that same company. We also recently formalized a collaboration with Amazon Web Services (AWS) IoT services to use DataV’s Manage application to allow enterprises to onboard, organize, monitor, and remotely manage connected devices at scale. We believe this collaboration will lead to additional customer opportunities.”

“As we advance through 2018, we will be narrowing our focus to delight our current customers, accelerate the pace of customer acquisition and conversion, and improve our overall financial performance. As part of this sharpening of focus, we are reducing our annualized marketing, sales and administrative costs by approximately $5.0 million as we increase the efficiency of our DataV go to market strategy. We believe we can execute these changes while still addressing the large industrial IOT opportunity with DataV,” concluded Mr. Walsh.

First Quarter 2018 Financial Highlights

•	Revenue for the quarter was $20.7 million, down 9.5% compared to the first quarter of 2017 and up 6.2% compared to the fourth quarter of 2017.
•

Net loss for the quarter was $2.4 million, or $0.19 per diluted share, compared to net income of $0.2 million, or $0.02 per diluted share, in the first quarter of 2017 and net loss of $4.2 million, or $0.33 per diluted share, in the fourth quarter of 2017.

•	Adjusted EBITDAS (1) was negative $2.0 million, down $2.6 million from the first quarter of 2017 and improved by $1.7 million from the fourth quarter of 2017.
•	Cash, cash equivalents and short-term investments at March 31, 2018 totaled $21.4 million, a decrease of approximately $9.5 million from March 31, 2017 and $3.3 million from December 31, 2017.

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	March 31, 2018	March 31, 2017	Q1-Q1 Change (2)	December 31, 2017	Q1-Q4 Change (2)
Revenue:
Third-party software	$16,064	$16,797	$(733)	$17,213	$(1,149)
Proprietary software	1,795	2,654	(859)	311	1,484
Professional engineering service	2,819	3,390	(571)	1,945	874
Total revenue	20,678	22,841	(2,163)	19,469	1,209
Total gross profit	$5,200	$6,253	$(1,053)	$3,616	$1,584
Gross margins:
Third-party software	16.9%	16.2%	0.7%	16.6%	0.3%
Proprietary software	97.7%	98.8%	(1.1)%	81.4%	16.3%
Professional engineering service	26.1%	27.0%	(0.9)%	26.1%	(—)%
Total gross margin	25.1%	27.4%	(2.3)%	18.6%	6.5%
Total operating expenses	$7,678	$6,212	$1,466	$7,913	$(235)
Net income (loss)	(2,434)	202	(2,636)	(4,232)	1,798
Per diluted share	(0.19)	0.02	(0.21)	(0.33)	0.14
Adjusted EBITDAS (1)	(2,006)	593	(2,599)	(3,739)	1,733
Cash, cash equivalents and short-term investments	$21,435	$30,984	$(9,549)	$24,754	$(3,319)

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Notes:

(1)

Adjusted EBITDAS = Income (loss) from operations before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

(2)	For gross margin, amount represents percentage point change.

Financial Commentary on First Quarter 2018 Results (Compared to First Quarter 2017)

•

Third-party software revenue decreased for the quarterly period, primarily due to lower sales of Microsoft Windows Mobile operating systems, which was partially offset by higher sales of Microsoft Embedded operating systems.

•

Proprietary software revenue decreased for the quarterly period, primarily due to timing of DataV software revenue recognition, as a greater portion of a DataV software license fee with a customer was recognized in the prior year period compared to a DataV software license fee with another customer in the current year period.

•

Professional engineering service revenue decreased for the quarterly period, primarily due to the completion in 2017 of several existing customer projects and a shift in our sales generation and staffing priorities towards DataV.

•	Operating expenses increased for the quarterly period, due to continued investment in DataV sales, marketing, service delivery and product development.

Additional DataV Metrics (Including Non-GAAP Measures)

•	During the first quarter of 2018, we recorded $913,000 in DataV bookings (a non-GAAP measure defined as the contract value of new agreements signed with customers).
•

DataV backlog (a non-GAAP measure defined as total DataV bookings less DataV revenue recognized to date) was $4.7 million at March 31, 2018, compared to approximately $6.5 million at December 31, 2017.

•

Total deferred revenue at March 31, 2018 was $1.0 million, compared to $3.3 million at December 31, 2017. The March 31, 2018 balance included DataV deferred revenue of $0.6 million. The deferred revenue balances relating to our DataV sales do not represent the total contract value of our DataV agreements.

•

DataV unbilled deferred revenue (a non-GAAP measure defined as future contract billings that have not been invoiced and, accordingly, are not included in deferred revenue) was approximately $4.1 million at March 31, 2018 and approximately $3.7 million at December 31, 2017.

Bookings, backlog and unbilled deferred revenue are non-GAAP measures. These non-GAAP measures have been included because management believes they provide meaningful information related to our new DataV product sales, since revenue from such sales may be recognized in different periods than those in which orders have been received or cash has been collected.

Second Quarter 2018 Outlook

Management currently has the following expectations for the second quarter of 2018:

•

Revenue in the range of $16.0 million to $18.0 million, reflecting a reduction in third-party software sales to Honeywell, which we expect will impact revenue by $1.2 million to $1.5 million per quarter.

•	Blended gross margin in the 17% to 19% range.
•	A net loss, reflecting moderated investments to grow DataV and one-time realignment costs, partially offset by reduced marketing, sales and administrative costs.

Conference Call

Management will host a conference call today, May 15, 2018, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-866-548-4713 or 1-323-794-2093 for international callers, and reference “BSQUARE Corporation First Quarter 2018 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 1354505. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making these assets intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Peter Biere, Chief Financial OfficerLeslie Phillips

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

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Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,692	$12,859
Short-term investments	10,743	11,895
Accounts receivable, net of allowance for doubtful accounts of $50 at March 31, 2018 and $50 at December 31, 2017	16,712	18,014
Prepaid expenses and other current assets	832	548
Contract assets	934	937
Total current assets	39,913	44,253
Equipment, furniture and leasehold improvements, net	954	989
Intangible assets, net	341	365
Goodwill	3,738	3,738
Other non-current assets including contract assets	164	89
Total assets	$45,110	$49,434
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$10,689	$10,547
Accounts payable	279	375
Accrued compensation	1,902	2,266
Other accrued expenses	1,114	681
Deferred rent, current portion	343	339
Deferred revenue	962	3,219
Total current liabilities	15,289	17,427
Deferred rent	429	516
Deferred revenue	52	61
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par: 37,500,000 shares authorized; 12,688,791 issued and outstanding at March 31, 2018 and 12,664,489 issued and outstanding at December 31, 2017	137,965	137,622
Accumulated other comprehensive loss	(915)	(916)
Accumulated deficit	(107,710)	(105,276)
Total shareholders' equity	29,340	31,430
Total liabilities and shareholders' equity	$45,110	$49,434

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Third-party software	$16,064	$16,797
Proprietary software	1,795	2,654
Professional engineering service	2,819	3,390
Total revenue	20,678	22,841
Cost of revenue:
Third-party software	13,354	14,082
Proprietary software	41	32
Professional engineering service	2,083	2,474
Total cost of revenue	15,478	16,588
Gross profit	5,200	6,253
Operating expenses:
Selling, general and administrative	5,448	4,865
Research and development	2,230	1,347
Total operating expenses	7,678	6,212
Income (loss) from operations	(2,478)	41
Other income, net	44	55
Income (loss) before income taxes	(2,434)	96
Income tax benefit	—	106
Net income (loss)	$(2,434)	$202
Basic income (loss) per share	$(0.19)	$0.02
Diluted income (loss) per share	$(0.19)	$0.02
Shares used in per share calculations:
Basic	12,673	12,550
Diluted	12,673	12,848

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended March 31,
	2018	2017
Income (loss) from operations as reported	$(2,478)	$41
Depreciation and amortization	141	153
Stock-based compensation	331	399
Adjusted EBITDAS (1)	$(2,006)	$593

(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999